February 28, 2013

Miller Investment Trust

20 William Street

Wellesley, Massachusetts  02481

Re: Miller Investment Trust, File Nos. 333-146552 and 811-22131

Ladies and Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed on December 21, 2007 with Pre-Effective Amendment No. 1 to the Miller Investment Trust Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933 (Amendment No. 13 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP